Exhibit 99.1

www.hearstargyle.com

NEWS

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR

THIRD QUARTER ENDED SEPTEMBER 30, 2008

NEW YORK, N.Y., October 30, 2008 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced third quarter 2008 earnings per diluted share of $0.12 compared to $0.10 and $0.18 in third quarter 2007 and 2006, respectively.

Results for the Quarter Ended September 30, 2008

For the quarter ended September 30, 2008, total revenue of $176.2 million was flat compared to the quarter ended September 30, 2007, which primarily reflects:

•                  A $16.9 million, or 11.5%, decrease in net ad sales, excluding political, to $129.5 million, attributable to the impact of a weak economy on our largest advertising categories as follows:

•                  significant softness in automotive advertising, our largest category, as well as decreases in the retail, telecommunications, movie, restaurant, paid programming, furniture and beverages categories, offset in part by

•                  gains in the media, home improvement, attractions and financial categories

•                  A $16.7 million increase in net political revenue to $23.7 million

•                  A 6% decrease in net digital media revenue to $4.9 million; and

•                  A 22% increase in retransmission consent revenue to $6.8 million.

Commenting on the announcement, David Barrett, President and Chief Executive Officer, stated, “The significant credit market disruption and pervasive economic weakness, so evident domestically and globally, have had an adverse impact on our local television business, limiting growth opportunities that are typical in an election and Olympics year.  Nevertheless, our third quarter results do reflect modest growth in net income and earnings per share over prior year, largely as a result of very strong political ad spending in numerous communities where we own and operate leading local news stations.  However, like so many others, we have experienced cancellations and reductions in core ad spending in third quarter and for the full year, which are difficult to overcome.

-more-

“The ongoing strength and resiliency of our business model remains evident in the still impressive EBITDA margins we’ve delivered through an extraordinarily difficult period, and in the sizeable free cash flow we’ve generated during the quarter and for the year-to-date.  We are operating with a strong sense of discipline about cost management, implementing appropriate reductions and reorganizations at our stations, and carefully reevaluating all investment spending decisions.  And we are aggressively using our cash to reduce debt – with over $150 million in debt reduction accomplished on a trailing 12-month basis.  Hearst-Argyle Television’s balance sheet remains quite strong, and differentiates us from most others in our space.

“As a company, we are confronting the challenges and realities of our business – and the economy at large – without losing faith in what’s possible for our dominant local media assets in better economic times to come.”

Broadcast Audience Delivery and Product Quality

Throughout the economic slowdown, we have continued to maintain our product quality and to compete vigorously for audience share.

Local News Leadership

•                  70% of all HTV weekday newscasts ranked #1 or #2 in their time periods (A25-54) during the July ratings period. Five stations rank #1 in every weekday newscast.

•                  HTV’s continuing Commitment 2008 campaign coverage included extensive coverage of the Democratic National Convention in Denver and the Republican National Convention in St. Paul during third quarter.

•                  A team of HTV producers, reporters and journalists turned out more than 1,200   individual Olympic stories, program elements, live and “as live” reports for HTV local newscasts. In online coverage of the Beijing Games, total page views on NBCOlympics.com by local users in Hearst-Argyle markets were nearly 37 million, led by WGAL-TV, Lancaster, KCRA-TV, Sacramento and WBAL-TV, Baltimore.

Ratings Highlights: July 2008 Ratings Period

•                  Seventeen of 18 HTV network affiliates in top 50 markets over-indexed their networks during the July ratings period.

•                  Six out of seven HTV NBC stations outperformed in Olympics audience and HTV has five of the top 20 performing NBC stations.

•                  HTV has six of the top 20 performing ABC stations, including the #1 and #2 stations.

•                  Both HTV CBS affiliates are ranked among the top five CBS stations.

Digital Media Performance Metrics

(in thousands)

Our commitment to quality extends to our digital media products and contributed to continued growth in our online audience.  During third quarter, average monthly page views and video streams increased a healthy 17% and 62%, respectively, and traffic on our early stage mobile websites increased exponentially as follows:

			Volume	Percentage
HTV Digital (source, company data)	3Q08	3Q07	Increase	Increase
Average Monthly Visits	38,317	35,959	2,358	7%
Average Monthly Web Page Views	164,684	140,279	24,405	17%
Average Monthly Video Streams	7,442	4,597	2,845	62%
Average Monthly WAP Page Views	2,206	515	1,691	328%

We attribute this growth to:

•                  Extensive online Commitment 2008 political coverage enhanced by new features on our websites. For the Democratic and Republican National Conventions we introduced a new Flash-based video player on our national convention pages and supplied delegates with video cameras to document the convention experience on our websites. In addition, we offered new commenting tools to further engage viewers during the presidential debates and received thousands of comments on our sites.

•                  Growing consumer interest in receiving our local news and weather information on mobile devices. During the quarter, Hurricane Gustav coverage was particularly important to our mobile viewers in New Orleans.  We continue to roll out mobile services such as interactive radar feeds and SMS text alerts for weather updates, school closings and other breaking news.

•                  Digital media revenue tracked down in the quarter largely because of the weak advertising economy. Nevertheless, our roster of advertisers is strong and diverse. This is reflected in the new advertisers added during the quarter, including The Florida Lottery, Medicare, Acura of Boston, Bellevue University, the U.S. Marines, Cincinnati Bell and a number of Wendy’s and McDonald’s franchises around the country.

Commenting on HTV’s performance in the digital arena, Senior Vice President of Digital Media Roger Keating, stated, “While we are not pleased with this quarter’s revenue performance, the double-digit traffic results we continue to enjoy on digital platforms validate our efforts to improve the news coverage and functionality of our sites.  We’re becoming an even bigger part of our viewers’ daily media consumption, and this will hasten our revenue recovery as market conditions improve.”

Liquidity and Capital Resources

“We finished third quarter with $11.8 million of cash on hand and $205.0 million available under our $500.0 million credit facility,” said Harry Hawks, Executive Vice President and Chief Financial Officer.  “The combination of cash flow from operations and availability under the credit facility provides significant financial flexibility as we go forward. We remain focused on reducing debt while continuing to prudently invest in our digital future. “

During third quarter we:

•                  generated $48.7 million of free cash flow, up $24.9 million from free cash flow generated in the third quarter of 2007.  In addition, for the nine month period, free cash flow more than doubled to $99.5 million as compared to $44.6 million in the comparable period of 2007.

•                  repaid $40.0 million of debt. Including the convertible preferred notes, which we redeemed in full during second quarter 2008, we have reduced total debt by $154.0 million since September 30, 2007.

•                  invested $8.6 million in property, plant and equipment to support the transition to digital, high definition news production in our largest markets and to further the development of digital media.

•                  paid $6.6 million of dividends to common stockholders.

Revised 2008 Expense Outlook

($’s in millions)

	As of	As of
	2/28/08	8/1/08	Revised
	Outlook	Outlook	Outlook
	2008	2008	2008
Income Statement Items
Salaries, Benefits and Other Operating Expenses (SB&O)
SB&O, excluding digital media and stock-based compensation	$403.0	$396.7	$390.3
Digital media expense	23.0	20.1	18.3
Stock-based compensation expense	4.0	4.0	4.1
Total Salaries, Benefits and Other Operating Expenses	$430.0	$420.8	$412.7

Amortization of Program Rights	75.0	75.0	76.3
Depreciation & Amortization	55.0	55.5	55.7
Insurance Settlement	NA	11.5	11.5

Corporate G&A
Corporate G&A, excluding stock-based compensation	34.0	32.1	32.1
Stock-based compensation expense	4.0	4.0	4.0
Total Corporate G&A	$38.0	$36.1	$36.1

Interest Expense, net	$50.0	$50.3	$51.2
Interest Expense, net – Capital Trust	$9.8	$8.6	$8.6

Effective Tax Rate	39.0%	33.0%	29.0%
Equity in (Income) loss of Affiliates, net of tax	$2.0	$2.7	$6.8

Cash Flow Items
Program Payments	$74.0	$74.0	$73.4
Capital Expenditures	$44.0	$40.0	$40.0

Salaries, Benefits and Other Operating Expense: For third quarter 2008, SB&O expense was flat at $101.8 million. Continued investment in digital media news and sales, as well as local news coverage in an Olympic and election year was offset by a $3.0 million gain associated with a Nextel equipment exchange in three markets, lower pension expense, lower sales commissions and reduced spending on all discretionary items. For the full year 2008, we have revised our SB&O expense (excluding the insurance settlement) estimate down to $412.7 million from $420.8 million in August, reflecting continued emphasis on expense reductions in a difficult economy.

Amortization of Program Rights: For third quarter 2008, amortization of program rights increased $1.6 million, or 9%, to $20.3 million reflecting a $1.9 million write-down of two off-network syndicated programs. For the full year, we expect amortization of program rights expense to be $76.3 million, up slightly from 2007 and revised upward from prior estimates due to the program impairment.

Depreciation and amortization: For third quarter 2008, depreciation and amortization expense increased 1% to $13.5 million. For the full year, depreciation and amortization is expected to be $55.7 million, substantially unchanged from 2007 and prior estimates.

Corporate, general and administrative expense: For third quarter 2008, corporate, general and administrative expense decreased $3.4 million, or 27%, to $9.2 million reflecting the absence of banking, legal and other expenses associated with the Hearst tender offer in 2007. For the full year, corporate expense is expected to be down 5% to $36.1 million reflecting the absence of banking, legal and other expenses associated with the tender offer in 2007, offset in part by continued investment in the growing digital media operation. The $36.1 million estimate is flat with guidance on August 1, 2008 and down from $38.0 million estimated as of February 22, 2008.

Interest expense: For third quarter 2008, interest expense decreased $3.1 million to $12.8 million, reflecting the repayment of $125.0 million of 7% senior notes and $90.0 million 7.18% private placement notes in December 2007, offset in part by additional amounts outstanding under the revolving credit facility.

Interest expense, net – Capital Trust: For third quarter 2008, interest expense, net – Capital Trust was zero, down from $2.4 million. On June 23, 2008, the Company redeemed in full $134.0 million Series B Debentures. For the full year 2008, Interest expense, net–Capital Trust is $8.6 million.

Income Tax Expense and Effective tax rate: For third quarter 2008, we recorded approximately $5.0 million of income tax expense compared to $2.1 million in 2007, reflecting higher income before income taxes. The third quarter effective tax rate was 26.7% as compared to 17.0% in the third quarter 2007.  The lower effective tax rate in third quarter 2007 reflects a benefit resulting from the expiration of statutes of limitations in certain state and local jurisdictions. The estimated effective tax rate for the full year is 29.0%.

Equity in (income) loss of affiliates, net of tax: For third quarter 2008, equity in loss of affiliates, net of tax, was $2.1 million reflecting our share of losses of Internet Broadcasting and Ripe Digital Entertainment.  For the full year 2008, we expect equity losses, net of tax, of approximately $6.8 million compared to $2.7 million previously forecast, reflecting revised expectations for Ripe Digital Entertainment.

Program Payments: For third quarter 2008, program payments decreased 4% to $18.0 million. For the full year, we expect program payments to be $73.4 million, substantially unchanged from 2007 and prior estimates.

Capital Expenditures:  During third quarter 2008, we invested $8.6 million in station operations, a significant portion of which supports the development of digital media and high definition news production. In 2008, capital expenditures are expected to be $40.0 million, unchanged from the prior guidance.

Non-GAAP Measures

        For a reconciliation of non-GAAP financial measurements contained in this news release and the accompanying income statements, please see the Supplemental Disclosures table at the end of this release.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 26 television stations, and manages an additional three television and two radio stations owned by Hearst Corporation, in geographically diverse U.S. markets. The Company’s television stations reach approximately 21 million households, or about 18% of U.S. television households, making it one of America’s largest television station groups.  Hearst-Argyle owns 12 and manages one ABC-affiliated station and is the largest ABC affiliate group.  Hearst-Argyle owns 10 NBC affiliates, making it the second-largest NBC affiliate owner. Hearst-Argyle owns two CBS affiliates.  Also, Hearst-Argyle owns more than 30 Websites and 19 digital multicast channels providing news, weather and entertainment programming.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-). Hearst Corporation, Hearst-Argyle’s majority owner, is an investor in Fitch’s parent company.   Hearst-Argyle’s corporate Web address is www.hearstargyle.com.

As of August 4, 2008, Hearst Corporation owns an 81.8% interest in Hearst-Argyle Television, Inc.  Effective as of July 1, 2008, HTV will file federal tax returns and (where permitted) state tax returns on a consolidated basis with Hearst as a result of Hearst’s ownership of at least 80% of HTV common stock.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements.  We base these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, liquidity, operating expenses, assets, liabilities, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors.  Those factors include the impact on our operations from:

•      Changes in national and regional economies;

•      Changes in advertising trends and our advertisers’ financial condition;

•      Competition in the broadcast television markets we serve;

•      Pricing fluctuations in local and national advertising;

•      Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•      Local regulatory actions and conditions in the areas in which our stations operate;

•      Our ability to obtain quality programming for our television stations;

•      Successful integration of television stations we acquire;

•      Our ability to service and refinance our outstanding debt;

•      Volatility in programming costs, industry consolidation, technological developments, and major world events; and

•      Potential adverse effects if we are required to recognize impairment charges or other accounting-related developments.

These and other matters may cause actual results to differ from those we describe.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Statements of Income

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008 (1)	2007(1)	2006 (1)	2008 (1)	2007 (1)	2006 (1)
	(In thousands, except per share data)			(In thousands, except per share data)

Total revenue (2)	$176,212	$176,775	$182,993	$523,387	$539,177	$550,974

Station operating expenses:
Salaries, benefits and other operating costs	101,841	101,831	99,574	307,915	305,073	294,016
Amortization of program rights	20,280	18,679	17,751	57,598	57,329	49,034
Depreciation and amortization	13,480	13,310	14,634	41,799	42,492	46,103
Insurance Settlement	—	—	—	(11,549)	—	—
Corporate, general and administrative expenses	9,151	12,534	7,868	27,343	29,201	22,766
Operating income	31,460	30,421	43,166	100,281	105,082	139,055

Interest expense	12,840	15,926	16,427	38,017	47,846	48,942
Interest income	(38)	(555)	(1,736)	(66)	(1,309)	(4,983)
Interest expense, net - Capital Trust	—	2,438	2,438	8,585	7,313	7,313
Other expense	—	—	—	—	—	2,501

Income before income taxes	18,658	12,612	26,037	53,745	51,232	85,282

Income tax expense	4,976	2,138	9,531	12,709	18,656	30,807
Equity in loss (income) of affiliates, net of tax (3)	2,124	733	(37)	5,344	1,564	(102)
Net income	11,558	9,741	16,543	35,692	31,012	54,577

Income per common share, basic	$0.12	$0.10	$0.18	$0.38	$0.33	$0.59
Number of common shares used in the calculation	93,572	93,643	92,721	93,542	93,459	92,703

Income per common share, diluted	$0.12	$0.10	$0.18	$0.38	$0.33	$0.59
Number of common shares used in the calculation (4)	93,753	94,172	93,154	93,705	94,152	93,177

Dividends per common share declared	$0.07	$0.07	$0.07	$0.21	$0.21	$0.21

Supplemental Financial Data:
Net local & national ad revenue (excluding political)	$129,489	$146,355	$138,643	$411,030	$458,222	$453,448
Net digital media revenue	4,920	5,246	3,677	15,487	14,282	10,227
Net political revenue	23,706	6,960	23,429	41,785	13,363	38,490
Network compensation	1,875	2,144	2,610	6,383	7,258	6,868
Retransmission consent revenue	6,788	5,561	4,722	19,877	16,148	13,351
Other revenue	9,434	10,509	9,912	28,825	29,904	28,590

Supplemental Non-GAAP Data (*):
Adjusted EBITDA (A)	$44,940	$43,731	$57,800	$142,080	$147,574	$185,158
Free cash flow	$48,660	$23,776	$47,764	$99,514	$44,629	$115,994

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Balance Sheets

	September 30, 2008	December 31, 2007
	(In thousands)

Assets
Current assets:
Cash and cash equivalents	$11,757	$5,964
Accounts receivable, net	131,267	164,764
Program and barter rights	89,227	65,097
Deferred income tax asset	4,794	4,794
Other	5,067	5,698
Total current assets	242,112	246,317
Property, plant and equipment, net	300,374	305,971
Intangible assets, net	2,508,874	2,513,340
Goodwill	816,728	816,728
Other assets:
Deferred financing costs, net	7,344	8,000
Investments	34,433	41,948
Program and barter rights, noncurrent	10,100	8,399
Other assets	13,021	18,273
Total other assets	64,898	76,620
Total assets	$3,932,986	$3,958,976

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$90,000	$90,016
Accounts payable	7,090	15,103
Accrued liabilities	45,540	48,376
Program and barter rights payable	90,586	64,687
Payable to Hearst Corporation, net	5,549	5,747
Other	11,114	6,482
Total current liabilities	249,879	230,411

Program and barter rights payable, noncurrent	17,805	15,587
Long-term debt	757,110	703,110
Note payable to Capital Trust	—	134,021
Deferred income tax liability	873,344	856,790
Other liabilities	58,672	66,658
Total noncurrent liabilities	1,706,931	1,776,166
Commitments and contingencies
Stockholders’ equity:
Preferred Stock	—	—
Series A common stock	571	573
Series B common stock	413	413
Additional paid-in capital	1,345,683	1,336,786
Retained earnings	759,237	743,264
Accumulated other comprehensive loss, net	(12,580)	(12,580)
Treasury stock, at cost	(117,148)	(116,057)
Total stockholders’ equity	1,976,176	1,952,399
Total liabilities and stockholders’ equity	$3,932,986	$3,958,976

HEARST-ARGYLE TELEVISION, INC.

Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2008	2007	2006
	(In thousands)
Operating Activities
Net income	$35,692	$31,012	$54,577
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	37,334	37,282	41,505
Amortization of intangible assets	4,465	5,210	4,598
Amortization of deferred financing costs	656	1,345	1,453
Amortization of program rights	57,598	57,329	49,034
Deferred income taxes	17,203	9,653	10,587
Equity in loss (income) of affiliates, net	5,344	1,564	(102)
Provision for (benefit from) doubtful accounts	1,348	1,081	(593)
Stock-based compensation expense	6,186	6,180	5,764
Insurance settlement	(11,549)	—	—
Business interruption insurance proceeds	8,659	—	—
Investment write-off	—	—	2,501
Non-cash gain on Nextel equipment exchange	(3,549)	—	—
Program payments	(54,330)	(55,044)	(48,816)
Changes in operating assets and liabilities:
Decrease (increase) in Accounts receivable	32,149	6,718	13,208
Decrease (increase) in Other assets	6,019	5	7,113
(Decrease) increase in Accounts payable and accrued liabilities	(12,469)	(28,851)	4,090
(Decrease) increase in Other liabilities	(4,537)	13,248	9,363
Net cash provided by operating activities	$126,219	$86,732	$154,282

Investing Activities
Purchases of property, plant and equipment, net	(26,705)	(42,103)	(38,288)
Proceeds from redemption of Capital Trust	4,021	—	—
Acquisition of WKCF-TV	—	—	(217,385)
Cash proceeds from insurance recoveries	2,890	1,000	1,594
Investment in affiliates and other, net	(2,500)	(1,874)	(10,681)
Net cash used in investing activities	$(22,294)	$(42,977)	$(264,760)

Financing Activities
Borrowings on credit facility	300,000	—	100,000
Repayments on credit facility	(246,000)	—	—
Redemption of Notes Payable to Capital Trust	(134,021)	—	—
Dividends paid on common stock	(19,713)	(19,640)	(19,464)
Series A Common Stock repurchases	(1,091)	(2,270)	(2,780)
Principal payments & repurchase of long term debt	(16)	(12)	(10,035)
Proceeds from employee stock purchase plan & stock option exercises	2,709	15,125	3,496
Net cash (used in) provided by financing activities	$(98,132)	$(6,797)	$71,217

Increase (decrease) in cash and cash equivalents	5,793	36,958	(39,261)
Cash and cash equivalents at beginning of period	5,964	18,610	120,065
Cash and cash equivalents at end of period	$11,757	$55,568	$80,804

Supplemental Cash Flow Information:
Cash paid during the period for:
Interest	$33,491	$37,911	$37,745
Interest on Note payable to Capital Trust	$8,586	$4,875	$7,313
Taxes, net of refunds	$7,401	$34,963	$26,656
Non-cash investing and financing activities:
Accrued property, plant & equipment purchases	$1,620	$337	$7,645

Notes to Consolidated Statements of Income

(1)  Results of operations for the three and nine months ended September 30, 2008, 2007 and 2006 include (i) the results of our 25 television stations, which were owned for the entire period presented, and the management fees derived by the three television and two radio stations managed by us for the entire period presented; and (ii) the results of operations of WKCF-TV, after our acquisition of the station on August 31, 2006.

(2) Total revenue includes local & national, digital media and political advertising revenue net of agency commission expense, network compensation, retransmission consent revenue and other revenue consisting primarily of trade and barter revenue.

(3)  Primarily represents the Company’s equity interests in the operating results of Internet Broadcasting, Ripe Digital Entertainment and other investments.

(4)   On June 23, 2008, the Company redeemed it’s 7.5% Series B Convertible Junior Subordinated Debentures which triggered a simultaneous redemption by its wholly owned unconsolidated subsidiary trust (“the Capital Trust”) of its 7.5% Series B Convertible Preferred Securities.  For the three and nine month periods ended September 30, 2007 and 2006, diluted shares do not include 5,127,881 common shares underlying the 7.5% Series B Convertible Preferred Securities because to do so would have been antidilutive (80,413 of the Series B Convertible Preferred Shares were held by the Company and were not taken into account for the purposes of computing the conversion into Series A Shares). When the securities related to the Capital Trust were dilutive, the interest, net of tax, related to the Capital Trust was added back to Income applicable to common stockholders for purposes of the diluted EPS calculation.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business.  We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions.  Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP.  Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure.  In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone.  Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies.  These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements.  In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense; interest income, interest expense, net – Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges.  Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations.

•                  Interest expense, Interest income and Interest expense, net – Capital Trust.  By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures.  Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Income tax expense.  By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates.  Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (CONTINUED)

•                  Depreciation and amortization.  By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses.  Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives.  Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•                  Impairment Loss. The impairment loss is a non-recurring, non-cash item resulting from the write down of intangibles and goodwill as part of our routine FAS 142 analysis. Excluding the impairment loss provides investors with more comparable information about our Company’s operating performance.

•                  Equity in loss (income) of affiliates, net.  This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests.  As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results.  However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•                  Other expense and special charges.  These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next.  By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next.  Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	2006	2008	2007	2006
	(In thousands)			(In thousands)

Net income	$11,558	$9,741	$16,543	$35,692	$31,012	$54,577
Add: Income tax expense	4,976	2,138	9,531	12,709	18,656	30,807
Add: Equity in loss (income) of affiliates, net of tax	2,124	733	(37)	5,344	1,564	(102)
Add: Interest expense, net - Capital Trust	—	2,438	2,438	8,585	7,313	7,313
Add: Interest expense	12,840	15,926	16,427	38,017	47,846	48,942
Less: Interest income	(38)	(555)	(1,736)	(66)	(1,309)	(4,983)
Add: Other expense	—	—	—	—	—	2,501
Operating income	31,460	30,421	43,166	100,281	105,082	139,055
Add: Depreciation and amortization	13,480	13,310	14,634	41,799	42,492	46,103
Adjusted EBITDA	$44,940	$43,731	$57,800	$142,080	$147,574	$185,158

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow.  Free cash flow reflects our net cash flow from operating activities less capital expenditures.   Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group.  Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs.  Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such.  Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow.  In addition, our calculation of free cash flow may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007	2006	2008	2007	2006
	(In thousands)			(In thousands)

Net cash provided by operating activities	$57,239	$37,115	$65,453	$126,219	$86,732	$154,282
Less capital expenditures	8,579	13,339	17,689	26,705	42,103	38,288
Free cash flow	$48,660	$23,776	$47,764	$99,514	$44,629	$115,994

Contact:

Harry Hawks

Executive Vice President & CFO

(212) 887-6823

hhawks@hearst.com

Ellen McClain

Vice President, Finance

(212) 887-6825

emcclain@hearst.com

Tom Campo

Campo Communications, LLC

(212) 590-2464

tom@campocomm.com